CENTER BANCORP, INC. ANNOUNCES COMMENCEMENT OF LITIGATION BY BEACON TRUST COMPANY

UNION, NJ -- (MARKET WIRE) -- 10/10/07 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company to Union Center National Bank of Union, New Jersey, today announced that it received notice that Beacon Trust Company has filed a verified complaint and order to show cause in the Chancery Division of the Superior Court of New Jersey naming Center Bancorp as the sole defendant.

Beacon’s complaint asserts certain alleged breaches of the Agreement and Plan of Merger, dated as of March 15, 2007, by and between Beacon Trust Company and Center Bancorp, providing for the acquisition of Beacon Trust Company. The complaint seeks specific performance of the merger agreement, injunctive relief enjoining Center Bancorp from terminating the merger agreement if the merger is not consummated by December 15, 2007 and damages. Center intends to vigorously defend this action.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release, including statements regarding the potential impact of share repurchases, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the ability of the Corporation to implement its strategies promptly, the competitive pressures experienced by the Corporation in the marketplace and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President
Center Bancorp, Inc.
(908) 206-2886